UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                   FORM 4

                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   ( ) Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instructions 1(b).

   1.   Name and Address of Reporting Person:

        Richard A. Lumpkin
        121 South 17th Street
        Mattoon, Illinois 61938
        U.S.A.

   2.   Issuer Name and Ticker or Trading Symbol:

        McLeodUSA Incorporated
        MCLD

   3.   IRS or Social Security Number of Reporting Person (Voluntary):


   4.   Statement for Month/Year:

        March 1999

   5.   If Amendment, Date of Original (Month/Year):


   6. Relationship of Reporting Person(s) to Issuer (Check all applicable):
        (x) Director ( ) 10% Owner (x) Officer (give title below) (x) Other (specify below)

        Vice Chairman
        Member of 13(d) group owning more than 10%

   7.   Individual or Joint/Group Filing (Check Applicable Line):

        ( ) Form filed by One Reporting Person
        (x) Form filed by More than One Reporting Person





               Table I -- Non-Derivative Securities Acquired,
                     Disposed of, or Beneficially Owned

                                                                         5. Amount of    6. Owner-
                     2. Trans-                                            Securities    ship Form:
                      action                       4. Securities         Beneficially     Direct
       1. Title of     Date      3. Trans-        Acquired (A) or          Owned at     (D) or In-       7.  Nature of
         Security     (Month/   action Code       Disposed of (D)        End of Month   direct (I)    Indirect Beneficial
        (Instr. 3)   Day/Year)   (Instr. 8)      (Instr. 3, 4 & 5)      (Instr. 3 & 4)  (Instr. 4)    Ownership (Instr. 4)
       -----------   ---------  -----------      -----------------      --------------  ----------    --------------------
                                Code     V     Amount (A)or(D)  Price
                                ----     -     ------ --------  -----
     Class A         03/02/99    S               2,307    D     $39.00                       I      By Benjamin I. Lumpkin
     Common Stock                                                                                   1998 NIM-CRUT dated
                                                                                                    October 27, 1998

                     03/02/99    S               1,539    D     39.31                        I      By Benjamin I. Lumpkin
                                                                                                    1998 NIM-CRUT dated
                                                                                                    October 27, 1998

                     03/02/99    S                 769    D     39.75                        I      By Benjamin I. Lumpkin
                                                                                                    1998 NIM-CRUT dated
                                                                                                    October 27, 1998

                     03/04/99    S                 769    D     40.75                        I      By Benjamin I. Lumpkin
                                                                                                    1998 NIM-CRUT dated
                                                                                                    October 27, 1998

                     03/04/99    S                 385    D     40.94                        I      By Benjamin I. Lumpkin
                                                                                                    1998 NIM-CRUT dated
                                                                                                    October 27, 1998

                     03/04/99    S               1,538    D     41.25                        I      By Benjamin I. Lumpkin
                                                                                                    1998 NIM-CRUT dated
                                                                                                    October 27, 1998

                     03/04/99    S                 769    D     40.38                        I      By Benjamin I. Lumpkin
                                                                                                    1998 NIM-CRUT dated
                                                                                                    October 27, 1998

                     03/09/99    S                 769    D     41.00                        I      By Benjamin I. Lumpkin
                                                                                                    1998 NIM-CRUT dated
                                                                                                    October 27, 1998

                     03/09/99    S                 385    D     41.00                        I      By Benjamin I. Lumpkin
                                                                                                    1998 NIM-CRUT dated
                                                                                                    October 27, 1998

                     03/09/99    S                 385    D     41.06                        I      By Benjamin I. Lumpkin
                                                                                                    1998 NIM-CRUT dated
                                                                                                    October 27, 1998

                                                                         5. Amount of    6. Owner-
                     2. Trans-                                            Securities    ship Form:
                      action                       4. Securities         Beneficially     Direct
       1. Title of     Date      3. Trans-        Acquired (A) or          Owned at     (D) or In-       7.  Nature of
         Security     (Month/   action Code       Disposed of (D)        End of Month   direct (I)    Indirect Beneficial
        (Instr. 3)   Day/Year)   (Instr. 8)      (Instr. 3, 4 & 5)      (Instr. 3 & 4)  (Instr. 4)    Ownership (Instr. 4)
       -----------   ---------  -----------      -----------------      --------------  ----------    --------------------
                                Code     V     Amount (A)or(D)  Price
                                ----     -     ------ --------  -----

                     03/11/99    S                 769    D     41.00                        I      By Benjamin I. Lumpkin
                                                                                                    1998 NIM-CRUT dated
                                                                                                    October 27, 1998

                     03/11/99    S               1,154    D     40.88                        I      By Benjamin I. Lumpkin
                                                                                                    1998 NIM-CRUT dated
                                                                                                    October 27, 1998

                     03/11/99    S               1,538    D     41.00                        I      By Benjamin I. Lumpkin
                                                                                                    1998 NIM-CRUT dated
                                                                                                    October 27, 1998

                     03/11/99    S                 770    D     40.63                        I      By Benjamin I. Lumpkin
                                                                                                    1998 NIM-CRUT dated
                                                                                                    October 27, 1998

                     03/16/99    S                 154    D     38.75                        I      By Benjamin I. Lumpkin
                                                                                                    1998 NIM-CRUT dated
                                                                                                    October 27, 1998

                     03/17/99    S                 615    D     38.75                        I      By Benjamin I. Lumpkin
                                                                                                    1998 NIM-CRUT dated
                                                                                                    October 27, 1998

                     03/18/99    S                 769    D     39.25                        I      By Benjamin I. Lumpkin
                                                                                                    1998 NIM-CRUT dated
                                                                                                    October 27, 1998

                     03/18/99    S                 769    D     39.63                        I      By Benjamin I. Lumpkin
                                                                                                    1998 NIM-CRUT dated
                                                                                                    October 27, 1998

                     03/18/99    S                 770    D     39.88                        I      By Benjamin I. Lumpkin
                                                                                                    1998 NIM-CRUT dated
                                                                                                    October 27, 1998

                     03/18/99    S                 769    D     40.63                        I      By Benjamin I. Lumpkin
                                                                                                    1998 NIM-CRUT dated
                                                                                                    October 27, 1998

                     03/18/99    S                 384    D     40.75                        I      By Benjamin I. Lumpkin
                                                                                                    1998 NIM-CRUT dated
                                                                                                    October 27, 1998

                                                                         5. Amount of    6. Owner-
                     2. Trans-                                            Securities    ship Form:
                      action                       4. Securities         Beneficially     Direct
       1. Title of     Date      3. Trans-        Acquired (A) or          Owned at     (D) or In-       7.  Nature of
         Security     (Month/   action Code       Disposed of (D)        End of Month   direct (I)    Indirect Beneficial
        (Instr. 3)   Day/Year)   (Instr. 8)      (Instr. 3, 4 & 5)      (Instr. 3 & 4)  (Instr. 4)    Ownership (Instr. 4)
       -----------   ---------  -----------      -----------------      --------------  ----------    --------------------
                                Code     V     Amount (A)or(D)  Price
                                ----     -     ------ --------  -----

                     03/18/99    S                 385    D     40.88                        I      By Benjamin I. Lumpkin
                                                                                                    1998 NIM-CRUT dated
                                                                                                    October 27, 1998

                     03/18/99    S               1,154    D     41.00                        I      By Benjamin I. Lumpkin
                                                                                                    1998 NIM-CRUT dated
                                                                                                    October 27, 1998

                     03/19/99    S                 384    D     41.00                        I      By Benjamin I. Lumpkin
                                                                                                    1998 NIM-CRUT dated
                                                                                                    October 27, 1998

                     03/19/99    S                 385    D     41.00                        I      By Benjamin I. Lumpkin
                                                                                                    1998 NIM-CRUT dated
                                                                                                    October 27, 1998

                     03/22/99    S               1,154    D     41.00                        I      By Benjamin I. Lumpkin
                                                                                                    1998 NIM-CRUT dated
                                                                                                    October 27, 1998

                     03/29/99    S               1,923    D     41.00                        I      By Benjamin I. Lumpkin
                                                                                                    1998 NIM-CRUT dated
                                                                                                    October 27, 1998

                     03/29/99    S               1,923    D     41.50                        I      By Benjamin I. Lumpkin
                                                                                                    1998 NIM-CRUT dated
                                                                                                    October 27, 1998

                     03/29/99    S               1,923    D     41.63                        I      By Benjamin I. Lumpkin
                                                                                                    1998 NIM-CRUT dated
                                                                                                    October 27, 1998

                     03/29/99    S               1,923    D     41.75                        I      By Benjamin I. Lumpkin
                                                                                                    1998 NIM-CRUT dated
                                                                                                    October 27, 1998

                     03/30/99    S               1,923    D     41.75                        I      By Benjamin I. Lumpkin
                                                                                                    1998 NIM-CRUT dated
                                                                                                    October 27, 1998

                     03/30/99    S                 769    D     41.88                        I      By Benjamin I. Lumpkin
                                                                                                    1998 NIM-CRUT dated
                                                                                                    October 27, 1998

                                                                         5. Amount of    6. Owner-
                     2. Trans-                                            Securities    ship Form:
                      action                       4. Securities         Beneficially     Direct
       1. Title of     Date      3. Trans-        Acquired (A) or          Owned at     (D) or In-       7.  Nature of
         Security     (Month/   action Code       Disposed of (D)        End of Month   direct (I)    Indirect Beneficial
        (Instr. 3)   Day/Year)   (Instr. 8)      (Instr. 3, 4 & 5)      (Instr. 3 & 4)  (Instr. 4)    Ownership (Instr. 4)
       -----------   ---------  -----------      -----------------      --------------  ----------    --------------------
                                Code     V     Amount (A)or(D)  Price
                                ----     -     ------ --------  -----

                     03/30/99    S                 577    D     42.31                        I      By Benjamin I. Lumpkin
                                                                                                    1998 NIM-CRUT dated
                                                                                                    October 27, 1998

                     03/30/99    S               1,346    D     42.38                        I      By Benjamin I. Lumpkin
                                                                                                    1998 NIM-CRUT dated
                                                                                                    October 27, 1998

                     03/30/99    S                 385    D     43.00                        I      By Benjamin I. Lumpkin
                                                                                                    1998 NIM-CRUT dated
                                                                                                    October 27, 1998

                     03/31/99    S                 385    D     43.38                        I      By Benjamin I. Lumpkin
                                                                                                    1998 NIM-CRUT dated
                                                                                                    October 27, 1998

                     03/31/99    S               1,539    D     43.00                        I      By Benjamin I. Lumpkin
                                                                                                    1998 NIM-CRUT dated
                                                                                                    October 27, 1998

                     03/31/99    S               1,923    D     43.06                        I      By Benjamin I. Lumpkin
                                                                                                    1998 NIM-CRUT dated
                                                                                                    October 27, 1998

                     03/31/99    S               1,923    D     43.25        23,846 (1)      I      By Benjamin I. Lumpkin
                                                                                                    1998 NIM-CRUT dated
                                                                                                    October 27, 1998

                     03/02/99    S               2,308    D     39.00                        I      By Elizabeth L. Celio
                                                                                                    1998 NIM-CRUT dated
                                                                                                    October 27, 1998

                     03/02/99    S               1,538    D     39.31                        I      By Elizabeth L. Celio
                                                                                                    1998 NIM-CRUT dated
                                                                                                    October 27, 1998

                     03/02/99    S                 769    D     39.75                        I      By Elizabeth L. Celio
                                                                                                    1998 NIM-CRUT dated
                                                                                                    October 27, 1998

                     03/04/99    S                 770    D     40.75                        I      By Elizabeth L. Celio
                                                                                                    1998 NIM-CRUT dated
                                                                                                    October 27, 1998

                                                                         5. Amount of    6. Owner-
                     2. Trans-                                            Securities    ship Form:
                      action                       4. Securities         Beneficially     Direct
       1. Title of     Date      3. Trans-        Acquired (A) or          Owned at     (D) or In-       7.  Nature of
         Security     (Month/   action Code       Disposed of (D)        End of Month   direct (I)    Indirect Beneficial
        (Instr. 3)   Day/Year)   (Instr. 8)      (Instr. 3, 4 & 5)      (Instr. 3 & 4)  (Instr. 4)    Ownership (Instr. 4)
       -----------   ---------  -----------      -----------------      --------------  ----------    --------------------
                                Code     V     Amount (A)or(D)  Price
                                ----     -     ------ --------  -----


                     03/04/99    S                 384    D     40.94                        I      By Elizabeth L. Celio
                                                                                                    1998 NIM-CRUT dated
                                                                                                    October 27, 1998

                     03/04/99    S               1,539    D     41.25                        I      By Elizabeth L. Celio
                                                                                                    1998 NIM-CRUT dated
                                                                                                    October 27, 1998

                     03/04/99    S                 769    D     40.38                        I      By Elizabeth L. Celio
                                                                                                    1998 NIM-CRUT dated
                                                                                                    October 27, 1998

                     03/09/99    S                 770    D     41.00                        I      By Elizabeth L. Celio
                                                                                                    1998 NIM-CRUT dated
                                                                                                    October 27, 1998

                     03/09/99    S                 384    D     41.00                        I      By Elizabeth L. Celio
                                                                                                    1998 NIM-CRUT dated
                                                                                                    October 27, 1998

                     03/09/99    S                 384    D     41.06                        I      By Elizabeth L. Celio
                                                                                                    1998 NIM-CRUT dated
                                                                                                    October 27, 1998

                     03/11/99    S                 770    D     41.00                        I      By Elizabeth L. Celio
                                                                                                    1998 NIM-CRUT dated
                                                                                                    October 27, 1998

                     03/11/99    S               1,153    D     40.88                        I      By Elizabeth L. Celio
                                                                                                    1998 NIM-CRUT dated
                                                                                                    October 27, 1998

                     03/11/99    S               1,539    D     41.00                        I      By Elizabeth L. Celio
                                                                                                    1998 NIM-CRUT dated
                                                                                                    October 27, 1998

                     03/11/99    S                 769    D     40.63                        I      By Elizabeth L. Celio
                                                                                                    1998 NIM-CRUT dated
                                                                                                    October 27, 1998

                                                                         5. Amount of    6. Owner-
                     2. Trans-                                            Securities    ship Form:
                      action                       4. Securities         Beneficially     Direct
       1. Title of     Date      3. Trans-        Acquired (A) or          Owned at     (D) or In-       7.  Nature of
         Security     (Month/   action Code       Disposed of (D)        End of Month   direct (I)    Indirect Beneficial
        (Instr. 3)   Day/Year)   (Instr. 8)      (Instr. 3, 4 & 5)      (Instr. 3 & 4)  (Instr. 4)    Ownership (Instr. 4)
       -----------   ---------  -----------      -----------------      --------------  ----------    --------------------
                                Code     V     Amount (A)or(D)  Price
                                ----     -     ------ --------  -----

                     03/16/99    S                 154    D     38.75                        I      By Elizabeth L. Celio
                                                                                                    1998 NIM-CRUT dated
                                                                                                    October 27, 1998

                     03/17/99    S                 615    D     38.75                        I      By Elizabeth L. Celio
                                                                                                    1998 NIM-CRUT dated
                                                                                                    October 27, 1998

                     03/18/99    S                 770    D     39.25                        I      By Elizabeth L. Celio
                                                                                                    1998 NIM-CRUT dated
                                                                                                    October 27, 1998

                     03/18/99    S                 769    D     39.63                        I      By Elizabeth L. Celio
                                                                                                    1998 NIM-CRUT dated
                                                                                                    October 27, 1998

                     03/18/99    S                 769    D     39.88                        I      By Elizabeth L. Celio
                                                                                                    1998 NIM-CRUT dated
                                                                                                    October 27, 1998

                     03/18/99    S                 769    D     40.63                        I      By Elizabeth L. Celio
                                                                                                    1998 NIM-CRUT dated
                                                                                                    October 27, 1998

                     03/18/99    S                 385    D     40.75                        I      By Elizabeth L. Celio
                                                                                                    1998 NIM-CRUT dated
                                                                                                    October 27, 1998

                     03/18/99    S                 384    D     40.88                        I      By Elizabeth L. Celio
                                                                                                    1998 NIM-CRUT dated
                                                                                                    October 27, 1998

                     03/18/99    S               1,154    D     41.00                        I      By Elizabeth L. Celio
                                                                                                    1998 NIM-CRUT dated
                                                                                                    October 27, 1998

                     03/19/99    S                 385    D     41.00                        I      By Elizabeth L. Celio
                                                                                                    1998 NIM-CRUT dated
                                                                                                    October 27, 1998

                                                                         5. Amount of    6. Owner-
                     2. Trans-                                            Securities    ship Form:
                      action                       4. Securities         Beneficially     Direct
       1. Title of     Date      3. Trans-        Acquired (A) or          Owned at     (D) or In-       7.  Nature of
         Security     (Month/   action Code       Disposed of (D)        End of Month   direct (I)    Indirect Beneficial
        (Instr. 3)   Day/Year)   (Instr. 8)      (Instr. 3, 4 & 5)      (Instr. 3 & 4)  (Instr. 4)    Ownership (Instr. 4)
       -----------   ---------  -----------      -----------------      --------------  ----------    --------------------
                                Code     V     Amount (A)or(D)  Price
                                ----     -     ------ --------  -----

                     03/19/99    S                 384    D     41.00                        I      By Elizabeth L. Celio
                                                                                                    1998 NIM-CRUT dated
                                                                                                    October 27, 1998

                     03/22/99    S               1,154    D     41.00                        I      By Elizabeth L. Celio
                                                                                                    1998 NIM-CRUT dated
                                                                                                    October 27, 1998

                     03/29/99    S               1,924    D     41.00                        I      By Elizabeth L. Celio
                                                                                                    1998 NIM-CRUT dated
                                                                                                    October 27, 1998

                     03/29/99    S               1,923    D     41.50                        I      By Elizabeth L. Celio
                                                                                                    1998 NIM-CRUT dated
                                                                                                    October 27, 1998

                     03/29/99    S               1,923    D     41.63                        I      By Elizabeth L. Celio
                                                                                                    1998 NIM-CRUT dated
                                                                                                    October 27, 1998

                     03/29/99    S               1,923    D     41.75                        I      By Elizabeth L. Celio
                                                                                                    1998 NIM-CRUT dated
                                                                                                    October 27, 1998

                     03/30/99    S               1,923    D     41.75                        I      By Elizabeth L. Celio
                                                                                                    1998 NIM-CRUT dated
                                                                                                    October 27, 1998

                     03/30/99    S                 770    D     41.88                        I      By Elizabeth L. Celio
                                                                                                    1998 NIM-CRUT dated
                                                                                                    October 27, 1998

                     03/30/99    S                 576    D     42.31                        I      By Elizabeth L. Celio
                                                                                                    1998 NIM-CRUT dated
                                                                                                    October 27, 1998

                     03/30/99    S               1,346    D     42.38                        I      By Elizabeth L. Celio
                                                                                                    1998 NIM-CRUT dated
                                                                                                    October 27, 1998

                     03/30/99    S                 385    D     43.00                        I      By Elizabeth L. Celio
                                                                                                    1998 NIM-CRUT dated
                                                                                                    October 27, 1998

                                                                         5. Amount of    6. Owner-
                     2. Trans-                                            Securities    ship Form:
                      action                       4. Securities         Beneficially     Direct
       1. Title of     Date      3. Trans-        Acquired (A) or          Owned at     (D) or In-       7.  Nature of
         Security     (Month/   action Code       Disposed of (D)        End of Month   direct (I)    Indirect Beneficial
        (Instr. 3)   Day/Year)   (Instr. 8)      (Instr. 3, 4 & 5)      (Instr. 3 & 4)  (Instr. 4)    Ownership (Instr. 4)
       -----------   ---------  -----------      -----------------      --------------  ----------    --------------------
                                Code     V     Amount (A)or(D)  Price
                                ----     -     ------ --------  -----

                     03/31/99    S                 384    D     43.38                        I      By Elizabeth L. Celio
                                                                                                    1998 NIM-CRUT dated
                                                                                                    October 27, 1998

                     03/31/99    S               1,539    D     43.00                        I      By Elizabeth L. Celio
                                                                                                    1998 NIM-CRUT dated
                                                                                                    October 27, 1998

                     03/31/99    S               1,923    D     43.06                        I      By Elizabeth L. Celio
                                                                                                    1998 NIM-CRUT dated
                                                                                                    October 27, 1998

                     03/31/99    S               1,923    D     43.25        23,846 (2)      I      By Elizabeth L. Celio
                                                                                                    1998 NIM-CRUT dated
                                                                                                    October 27, 1998

                                                                            724,601 (3)      I      By Richard Anthony
                                                                                                    Lumpkin 1990 Personal
                                                                                                    Income Trust for the
                                                                                                    Benefit of Elizabeth
                                                                                                    Arabella Lumpkin dated
                                                                                                    April 20, 1990

                                                                            150,224 (3)      I      By Mary Lee Sparks 1990
                                                                                                    Personal Income Trust
                                                                                                    for the Benefit of John
                                                                                                    Woodruff Sparks dated
                                                                                                    April 20, 1990

                                                                             75,037 (3)      I      By Margaret L. Keon 1990
                                                                                                    Personal Income Trust
                                                                                                    for the Benefit of Susan
                                                                                                    Tamara Keon DeWyngaert
                                                                                                    dated April 20, 1990

                                                                            724,601 (3)      I      By Richard Anthony
                                                                                                    Lumpkin 1990 Personal
                                                                                                    Income Trust for the
                                                                                                    Benefit of Benjamin
                                                                                                    Iverson Lumpkin dated
                                                                                                    April 20, 1990

                                                                         5. Amount of    6. Owner-
                     2. Trans-                                            Securities    ship Form:
                      action                       4. Securities         Beneficially     Direct
       1. Title of     Date      3. Trans-        Acquired (A) or          Owned at     (D) or In-       7.  Nature of
         Security     (Month/   action Code       Disposed of (D)        End of Month   direct (I)    Indirect Beneficial
        (Instr. 3)   Day/Year)   (Instr. 8)      (Instr. 3, 4 & 5)      (Instr. 3 & 4)  (Instr. 4)    Ownership (Instr. 4)
       -----------   ---------  -----------      -----------------      --------------  ----------    --------------------
                                Code     V     Amount (A)or(D)  Price
                                ----     -     ------ --------  -----

                                                                            150,224 (3)      I      By Mary Lee Sparks 1990
                                                                                                    Personal Income Trust
                                                                                                    for the Benefit of Anne
                                                                                                    Romayne Sparks dated
                                                                                                    April 20, 1990

                                                                            150,224 (3)      I      By Mary Lee Sparks 1990
                                                                                                    Personal Income Trust
                                                                                                    for the Benefit of
                                                                                                    Barbara Lee Sparks dated
                                                                                                    April 20, 1990

                                                                            150,224 (3)      I      By Mary Lee Sparks 1990
                                                                                                    Personal Income Trust
                                                                                                    for the Benefit of
                                                                                                    Christina Louise Sparks
                                                                                                    dated April 20, 1990

                                                                             75,037 (3)      I      By Margaret L. Keon 1990
                                                                                                    Personal Income Trust
                                                                                                    for the Benefit of
                                                                                                    Joseph John Keon III
                                                                                                    dated April 20, 1990

                                                                             75,037 (3)      I      By Margaret L. Keon 1990
                                                                                                    Personal Income Trust
                                                                                                    for the Benefit of
                                                                                                    Katherine Stoddert Keon
                                                                                                    dated April 20, 1990

                                                                             75,037 (3)      I      By Margaret L. Keon 1990
                                                                                                    Personal Income Trust
                                                                                                    for the Benefit of Lisa
                                                                                                    Anne Keon dated
                                                                                                    April 20, 1990

                                                                             75,037 (3)      I      By Margaret L. Keon 1990
                                                                                                    Personal Income Trust
                                                                                                    for the Benefit of
                                                                                                    Margaret Lynley Keon
                                                                                                    dated April 20, 1990

                                                                         5. Amount of    6. Owner-
                     2. Trans-                                            Securities    ship Form:
                      action                       4. Securities         Beneficially     Direct
       1. Title of     Date      3. Trans-        Acquired (A) or          Owned at     (D) or In-       7.  Nature of
         Security     (Month/   action Code       Disposed of (D)        End of Month   direct (I)    Indirect Beneficial
        (Instr. 3)   Day/Year)   (Instr. 8)      (Instr. 3, 4 & 5)      (Instr. 3 & 4)  (Instr. 4)    Ownership (Instr. 4)
       -----------   ---------  -----------      -----------------      --------------  ----------    --------------------
                                Code     V     Amount (A)or(D)  Price
                                ----     -     ------ --------  -----

                                                                             75,037 (3)      I      By Margaret L. Keon 1990
                                                                                                    Personal Income Trust
                                                                                                    for the Benefit of
                                                                                                    Pamela Keon Vitale dated
                                                                                                    April 20, 1990

                                                                             54,688          I      By Richard Adamson
                                                                                                    Lumpkin Grandchildren's
                                                                                                    Trust dated 9/5/80 f/b/o
                                                                                                    Benjamin Iverson Lumpkin

                                                                             54,688          I      By Richard Adamson
                                                                                                    Lumpkin Grandchildren's
                                                                                                    Trust dated 9/5/80 f/b/o
                                                                                                    Elizabeth Arabella
                                                                                                    Lumpkin

                                                                            308,965          I      By Trust named for
                                                                                                    Benjamin Iverson Lumpkin
                                                                                                    created under the Mary
                                                                                                    Green Lumpkin Gallo
                                                                                                    Trust Agreement dated
                                                                                                    December 29, 1989

                                                                            308,965          I      By Trust named for
                                                                                                    Elizabeth Arabella
                                                                                                    Lumpkin created under
                                                                                                    the Mary Green Lumpkin
                                                                                                    Gallo Trust Agreement
                                                                                                    dated December 29, 1989

                                                                            311,127 (4)      D

                                                                             48,328 (5)      I      By Benjamin Iverson
                                                                                                    Lumpkin Holdback Trust
                                                                                                    under Richard Anthony
                                                                                                    Lumpkin 1993 Grantor
                                                                                                    Retained Annuity Trust

                                                                         5. Amount of    6. Owner-
                     2. Trans-                                            Securities    ship Form:
                      action                       4. Securities         Beneficially     Direct
       1. Title of     Date      3. Trans-        Acquired (A) or          Owned at     (D) or In-       7.  Nature of
         Security     (Month/   action Code       Disposed of (D)        End of Month   direct (I)    Indirect Beneficial
        (Instr. 3)   Day/Year)   (Instr. 8)      (Instr. 3, 4 & 5)      (Instr. 3 & 4)  (Instr. 4)    Ownership (Instr. 4)
       -----------   ---------  -----------      -----------------      --------------  ----------    --------------------
                                Code     V     Amount (A)or(D)  Price
                                ----     -     ------ --------  -----

                                                                             48,328 (5)      I      By Elizabeth A. Lumpkin
                                                                                                    Holdback Trust under
                                                                                                    Richard Anthony Lumpkin
                                                                                                    1993 Grantor Retained
                                                                                                    Annuity Trust

                                                                              1,822          I      By Richard Anthony
                                                                                                    Lumpkin Trust under the
                                                                                                    Trust Agreement dated
                                                                                                    February 6, 1970

                                                                             60,619          I      By Margaret Anne Keon
                                                                                                    Trust under the Trust
                                                                                                    Agreement dated
                                                                                                    February 6, 1970

                                                                            107,030          I      By Mary Lee Sparks Trust
                                                                                                    under the Trust
                                                                                                    Agreement dated
                                                                                                    February 6, 1970
   /TABLE

                 Table II -- Derivative Securities Acquired,
                     Disposed of, or Beneficially Owned
       (e.g., puts, calls, warrants, options, convertible securities)

                                                                                                             10.
                                                                                                           Owner-
                                                                                                     9.     ship
                                                 5.                                                Number  Form of
                                               Number                                             of Deri- Deriva-
                  2.                          of Deri-                                             vative   tive      11.
         1.     Conver-                        vative         6.                                   Securi- Secur-   Nature
        Title   sion or                       Securi-        Date                                   ties    ity:    of In-
         of      Exer-     3.                   ties        Exer-                           8.     Benefi- Direct   direct
       Deriva-   cise    Trans-               Acquired     cisable            7.         Price of  cially  (D) or   Benefi-
        tive     Price   action      4.        (A) or        and          Title and      Deriva-  Owned at   In-     cial
       Secur-     of      Date     Trans-     Disposed      Expir-        Amount of        tive    End of  direct   Owner-
         ity     Deri-   (Month/   action      of (D)       ation         Underlying     Security   Month    (I)     ship
       (Instr.  vative    Day/      Code     (Instr. 3,  Date (Month/     Securities     (Instr.   (Instr. (Instr.  (Instr.
         3)    Security   Year)  (Instr. 8)    4 & 5)     Day/Year)     (Instr. 3 & 4)      5)       4)      4)       4)
       ------- --------  ------- ----------  ----------  ------------   --------------   --------  ------- ------- ---------
                                  Code    V   (A)  (D) Date   Expir-  Title   Amount or
                                  ----    -   ---  --- Exer-  ation   -----   Number of
                                                       cis-   Date            Shares
                                                       able   ------          ---------
                                                       ----
     Employee   $35.25                                 (1)    09/25/07Class A   40,000            40,000      D
     Stock                                                            Common
     Option                                                           Stock
     (right to
     buy) (1)
     Employee   $34.50                                 (2)    12/22/07Class A    5,000             5,000      D
     Stock                                                            Common
     Option                                                           Stock
     (right to
     buy) (2)
     Employee   $29.75                                 (3)    12/31/08Class A   40,000            40,000      D
     Stock                                                            Common
     Option                                                           Stock
     (right to
     buy) (3)

   Explanation of Responses:

        Explanation of footnotes to Table I: For purposes of Section 13(d) of the Securities Exchange Act, each of the joint filers is a member of a group that together owns more than 10% of the Issuer's Class A Common Stock. Except as indicated in the following note, the securities shown in Table I are beneficially owned for purposes of Rule 16a-1(a)(2) by Richard A. Lumpkin.

        (1) Beneficially owned for purposes of Rule 16a-1(a)(2) by Benjamin I. Lumpkin. These shares are not subject to Mr.





             Lumpkin's agreement with the other members of the 13(d) group referred to in Item 6 of the cover page of this Form 4.

        (2) Beneficially owned for purposes of Rule 16a-1(a)(2) by Elizabeth L. Celio. These shares are not subject to Ms. Celio's agreement with the other members of the 13(d) group referred to in Item 6 of the cover page of this Form 4.

        (3) On or about November 23, 1998 the trustees of the 1990 Personal Income Trust named Richard A. Lumpkin as agent with respect to sales of these shares.

        (4) Beneficially owned for purposes of Rule 16a-1(a)(2) by Gail Gawthrop Lumpkin and Richard A. Lumpkin.

        (5) Beneficially owned for purposes of Rule 16a-1(a)(2) by Benjamin I. Lumpkin and Elizabeth L. Celio.


        Explanation of footnotes to Table II: The derivative securities shown in Table II are beneficially owned for purposes of Rule 16a-1(a)(2) by Richard A. Lumpkin.

        (1) The employee stock option dated 12/3/97 vests in four equal annual installments which began on September 25, 1998.

        (2) The employee stock option dated 12/22/97 vests in four equal annual installments which began on December 22, 1998.

        (3) The employee stock option dated December 31, 1998 vests in four equal annual installments beginning on December 31, 1999.


   SIGNATURE OF REPORTING PERSON:




   Richard A. Lumpkin
   By:  Steven L. Grissom
        Attorney in Fact



   DATE: April 7, 1999





                          JOINT FILER INFORMATION:

   Name: Gail Gawthrop Lumpkin

   Address: 121 South 17th Street, Mattoon, Illinois 61938

   Designated Filer: Richard A. Lumpkin

   Issuer & Ticker Symbol: McLeodUSA Incorporated, MCLD

   Statement for Month/Year: March 1999



   Signature: Gail Gawthrop Lumpkin
              By: Steven L. Grissom
                  Attorney in Fact


                          JOINT FILER INFORMATION:

   Name: Benjamin I. Lumpkin

   Address: 1316 West Howard St., #1, Chicago, Illinois 60626

   Designated Filer: Richard A. Lumpkin

   Issuer & Ticker Symbol: McLeodUSA Incorporated, MCLD

   Statement for Month/Year: March 1999



   Signature: Benjamin I. Lumpkin
              By: Steven L. Grissom
                  Attorney in Fact





                          JOINT FILER INFORMATION:

   Name: Elizabeth L. Celio

   Address: 815 Columbian, Oak Park, Illinois 60302

   Designated Filer: Richard A. Lumpkin

   Issuer & Ticker Symbol: McLeodUSA Incorporated, MCLD

   Statement for Month/Year: March 1999



   Signature: Elizabeth L. Celio
              By: Steven L. Grissom
                  Attorney in Fact